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PRUDENTIAL MUNICIPAL SERIES FUND/MARYLAND AND MICHIGAN SERIES
PRUDENTIAL MUNICIPAL BOND FUND/INTERMEDIATE SERIES

November 25, 1998


Dear Shareholder:

You may be aware that the Trustees of Prudential Municipal Series Fund/Maryland Series and Michigan Series and the Trustees of Prudential Municipal Bond Fund/Intermediate Series have recently approved a proposal to exchange the assets and liabilities of your Series for shares of Prudential National Municipals Fund. The enclosed proxy materials describe this proposal in detail. If the proposal is approved by the shareholders and implemented, you will automatically receive shares of Prudential National Municipals Fund in exchange for your share of each Series.

THE TRUSTEES AND I STRONGLY RECOMMEND THAT YOU VOTE FOR THE PROPOSAL. WE BELIEVE THAT THIS TRANSACTION SERVES YOUR INTERESTS IN THE FOLLOWING WAYS:

SIMILAR STRATEGIES--GREATER FLEXIBILITY

     The Funds' investment objectives and strategies, while not identical, are similar. Each invests primarily in investment grade, tax-exempt municipal bonds. While Maryland and Michigan Series seek to provide income exempt from federal and Maryland and Michigan state income taxes, respectively, Prudential National Municipals Fund seeks income exempt from only federal income taxes. Increasingly, single state series have had difficulty finding attractive issues due to a shrinking municipal bond supply--making portfolio diversification a challenge. In contrast, Prudential National Municipals Fund is nationally diversified, enabling it to invest in a wider range of municipal bond investment opportunities.

EXPENSE LEVELS

     The Series have relatively few assets and have not been able to attract new assets. They operated with relatively high expense ratios before voluntary management fee waivers, which were discontinued by the Manager as of September 1, 1997.

POTENTIAL FOR HIGHER INCOME GENERALLY EXEMPT INCOME TAXES

     The municipal obligations held by National Municipals Fund have historically had a higher gross yield than the obligations in the Series' portfolios and National Municipals Fund has lower expense ratios than the Series due to its appreciably larger size.


PRUDENTIAL NATIONAL MUNICIPALS FUND'S investment objective is to seek a high level of current income exempt from federal income taxes. The Fund seeks to achieve this objective by investing in a broadly diversified portfolio of municipal bonds issued from across the country. Portfolio manager Peter Allegrini has over 19 years of investment experience.


PLEASE READ THE ENCLOSED MATERIALS CAREFULLY FOR MORE COMPLETE INFORMATION. Your vote is important, no matter how many shares you own. Voting your shares early may permit your Series to avoid costly follow-up mail and telephone solicitation. After you have reviewed the enclosed materials, please complete, date and sign your proxy card and mail it in the enclosed postage-paid return envelope today.

SAVE TIME AND POSTAGE COSTS. Help us save time and postage costs (savings that we can pass on to you) by voting through the internet or via a touch tone phone. Each method is generally available 24 hours per day. If you are voting via these methods, you do not need to return your proxy card.

TO VOTE BY INTERNET, FOLLOW THESE INSTRUCTIONS:

     Read your proxy statement and have your proxy card available.
      Go to website www.proxyvote.com.
      Enter your 12 digit control number found on your proxy card. Follow the simple instructions found at the website.

TO VOTE BY TELEPHONE, FOLLOW THESE INSTRUCTIONS:

     Read your proxy statement and have your proxy card available.

      Call 1-800-690-6903 toll free.

      Enter your 12 digit control number found on your proxy card.
      Follow the simple recorded instructions.
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SHAREHOLDERS ON SYSTEMATIC ACCUMULATION PLANS SHOULD CONTACT THEIR FINANCIAL
ADVISOR OR CALL PRUDENTIAL MUTUAL FUNDS CUSTOMER SERVICE DIVISION (1-800-225-1852) TO CHANGE THEIR OPTIONS. IF NO CHANGE IS MADE BY DECEMBER 9, 1998, FUTURE PURCHASES WILL BE MADE IN SHARES OF PRUDENTIAL NATIONAL MUNICIPALS FUND. SHAREHOLDERS WITH CERTIFICATES OUTSTANDING SHOULD CONTACT THEIR FINANCIAL ADVISOR OR CALL PRUDENTIAL MUTUAL FUNDS CUSTOMER SERVICE DIVISION (1-800-225-1852) TO DEPOSIT THEIR CERTIFICATES.


We value your investment and thank you for the confidence you have placed in Prudential Mutual Funds.

Sincerely,

/s/ Brian M. Storms


Brian M. Storms
PRESIDENT, PRUDENTIAL MUTUAL FUNDS AND ANNUITIES

Prudential Municipal Series Fund and Prudential Municipal Bond Fund, Gateway Center Three, 100 Mulberry Street, Newark, New Jersey 09102-4077